UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: June 2, 2020 (May 28, 2020)
(Date of earliest event reported)

LA JOLLA PHARMACEUTICAL COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number: 1-36282

California	33-0361285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4550 Towne Centre Court, San Diego, California 92121
(Address of principal executive offices, including zip code)

(858) 207-4264
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 per share	LJPC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities

On May 28, 2020, the Board of Directors of La Jolla Pharmaceutical Company approved a restructuring plan (the “Restructuring”) to align its organization with the Company’s sole focus on the commercialization of GIAPREZA (angiotensin II). La Jolla estimates that it will incur expenses of approximately $4.1 million related to the Restructuring, which will be incurred in the second quarter of 2020 and consist of one-time termination benefits to the affected employees, including severance and healthcare benefits.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Restructuring, Dennis Mulroy and James Rolke each mutually agreed with La Jolla to leave as officers and employees, effective May 31, 2020. Mr. Mulroy had served as La Jolla’s Chief Financial Officer, and
Mr. Rolke had served as La Jolla’s Chief Scientific Officer. In connection with their separation from La Jolla, Mr. Mulroy and Mr. Rolke will each be entitled to receive aggregate salary continuation payments of $327,883, payable over the 10-month period following their separation date. Mr. Mulroy and Mr. Rolke will also be reimbursed by La Jolla for continued medical coverage for up to 12 months following their separation date. Additionally, Mr. Mulroy and Mr. Rolke will be entitled to continued vesting through January 9, 2021 of their stock option grant made on January 9, 2020. In each case, such severance benefits are conditioned on the entry into a separation and general release agreement.

Effective June 1, 2020, the Board of Directors appointed Michael Hearne as La Jolla’s Chief Financial Officer and as La Jolla’s “principal financial officer” and “principal accounting officer,” as such terms are defined under the Securities Exchange Act of 1934, as amended. Since 2015, Mr. Hearne, age 57, has served as Chief Financial Officer of Tang Capital Management, LLC, a life sciences-focused investment company. Since 2015, Mr. Hearne has also held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer since 2018. From 2014 to 2015, he served as a Partner at Weaver & Tidwell, LLP. Mr. Hearne started his career in public accounting at Coopers & Lybrand. Mr. Hearne received a B.S. degree in accounting and a masters of accountancy, taxation from Brigham Young University and is a Certified Public Accountant (inactive) in the state of California. Mr. Hearne will be compensated with an annualized base salary of $135,375 and a target bonus equal to 40% of his base salary. In connection with Mr. Hearne’s appointment, he was granted an option to purchase up to 100,000 shares of common stock in La Jolla, which vests over 4 years.

Item 8.01    Other Events

As previously reported on Form 8-K, on May 26, 2020, La Jolla learned by way of a press release issued by the FDA that Amivas, LLC, an entity not affiliated with La Jolla, was granted FDA approval of its IV artesunate product. Artesunate is the active ingredient used in LJPC-0118. Amivas had previously been granted Orphan Drug designation for its IV artesunate product. According to FDA regulations, the FDA will not approve another sponsor’s marketing application for the same drug for the same use or indication within 7 years of the initial approval. On May 29, 2020, La Jolla received notice from the FDA that its marketing application for LJPC-0118 was tentatively approved. La Jolla will not receive final approval until Amivas’ 7-year market exclusivity has expired.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LA JOLLA PHARMACEUTICAL COMPANY

Date:	June 2, 2020	By:	/s/ Michael Hearne
Michael Hearne
Chief Financial Officer